Zillow Group Pauses Home Buying in Zillow Offers in Response to COVID-19 and Market Uncertainty

SEATTLE – March. 23, 2020 - Zillow Group, Inc. (NASDAQ:Z) (NASDAQ:ZG), which is transforming the way people buy, sell, rent, and finance homes, today announced it will pause home buying in all 24 markets where Zillow Offers currently operates in response to local public health orders related to COVID-19 and to help protect the safety and health of its employees, customers and partners.

"Our top priority is ensuring the safety and health of our employees, customers, and partners. Given the concerns for public safety and rapid developments by governments that restrict local real estate activities, we determined it was prudent to pause our home buying to preserve our capital," said Zillow Group CEO and co-founder Rich Barton. "We plan to restore Zillow Offers full operations once health concerns pass and local health orders are lifted. In the meantime, we are working to support our customers and partners in these uncertain times when *home* has never been more important."

This decision to temporarily pause making offers to sellers comes after several counties and states, including California, Illinois, Louisiana, Ohio, New York and Nevada, have implemented emergency orders requiring people to stay home and all non-essential business activities, including some real-estate related activities, to temporarily stop.

Zillow will continue to market and sell homes through Zillow Offers, but will temporarily suspend plans to open additional Zillow Offers markets. To help protect Zillow customers and partners, the company halted open houses for its homes in all markets last week. All Zillow-owned homes include proprietary Zillow 3D Home technology to make virtual home tours easier and Zillow's local broker and Premier Agent partners offer virtual consultations.

"Zillow Group is well positioned to navigate these unprecedented times. We already slowed our pace of acquiring homes over the past month, while our pace of home sales in the quarter accelerated. We have a strong balance sheet and cash position, and are taking proactive steps to reduce spending to offset the important financial support we're giving our industry partners so we may continue to best serve our mutual customers," added Barton.

Zillow Group ended 2019 with 2,707 homes in inventory. As of March 19, the company's home inventory balance had been reduced to approximately 1,860 homes.

Barton and Zillow Group CFO Allen Parker will host a conference call after market close today at 2 p.m. PDT/5p.m. EDT to discuss this news as well as provide a general business update. A link to the live webcast and recorded replay of the call will be available through the "Events & Presentations" section of the Zillow Group investor relations website. The live call may also be accessed via phone (866) 270-1533 toll-free domestically and at (412) 317-0797 internationally.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding our outlook, financial condition, and the future of Zillow Group, Zillow Offers, and other parts of our business. Statements containing words such as "may," "believe," "anticipate," "expect," "intend," "plan," "project," "will," "projections," "continue," "estimate," "outlook," "guidance," or similar expressions constitute forward-looking statements. Forward-looking statements are made based on assumptions as of March 23, 2020, and although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee these results. Differences in Zillow Group's actual results from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group's control. Factors that may contribute to such differences include, but are not limited to, Zillow Group's ability to execute on strategy; Zillow Group's ability to maintain and effectively manage an adequate rate of growth; Zillow Group's investment of resources to pursue strategies that may not prove effective; natural disasters, epidemics or pandemics, like COVID-19, that could negatively impact our business; and the impact of the real estate market and economy on Zillow Group's business. The foregoing list of risks and uncertainties is illustrative but not exhaustive. For more information about potential factors that could affect Zillow Group's business and financial results, please review the "Risk Factors" described in Zillow Group's Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC and in Zillow Group's other filings with the SEC. Except as may be required by law, Zillow Group does not intend, and undertakes no duty to update this information to reflect future events or circumstances.

About Zillow Group

Zillow Group, Inc. (NASDAQ: Z) (NASDAQ: ZG), the largest portfolio of real estate brands on mobile and the web, is building an on-demand real estate experience. Whether selling, buying, renting or financing, customers can turn to Zillow's businesses to find and get into their next home with speed, certainty and ease. In addition to Zillow's for-sale and rental listings, Zillow Offers buys and sells homes directly in dozens of markets across the country, allowing sellers control over their timeline. Zillow Home Loans, our affiliate lender, provides our customers with an easy option to get pre-approved and secure financing for their next home purchase. Millions of people visit Zillow Group sites every month to start their home search, and now they can rely on Zillow to help them finish it — with the same confidence, ease and empowerment they've come to expect from real estate's most-trusted brand.

Zillow Home Loans, LLC is an Equal Housing Lender; NMLS 10287, www.nmlsconsumeraccess.org. The company is headquartered in Seattle.

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